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Exhibit 4.2

TELEWEST COMMUNICATIONS PLC

TELEWEST GLOBAL, INC

TELEWEST UK LIMITED

AMENDMENT AGREEMENT

        THIS AMENDMENT AGREEMENT TO THE TRANSFER AGREEMENT is made on 19 May 2005

BETWEEN:

  (1)
  TELEWEST COMMUNICATIONS PLC whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX (the Vendor);

  (2)
  TELEWEST GLOBAL, INC., a corporation organized under the laws of the State of Delaware, the address of whose office is 1105 North Market Street, Suite 1300, Wilmington, New Castle 19801, United States of America (New Telewest); and

  (3)
  TELEWEST UK LIMITED whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX (Telewest UK).

WHEREAS:

  (A)
  By a transfer agreement dated 13 July 2004 made between the parties hereto (the "Transfer Agreement") the Vendor agreed to transfer and Telewest UK agreed to acquire the Business for the consideration and upon the terms and conditions set out in the Transfer Agreement.

  (B)
  It is proposed that the Vendor and Telewest Jersey will shortly be put into solvent liquidation. The current balance of the Designated Account is greater than the amounts expected by the Vendor, Telewest Jersey and Telewest UK to be required to meet the costs, expenses and other liabilities described in clause 8.3(a) to (d) of the Transfer Agreement.

  (C)
  The parties to the Transfer Agreement wish to make certain amendments to the Transfer Agreement as more particularly set out in this Amendment Agreement.

  (D)
  The parties note that the prior written consent of the Vendor Liquidators, Telewest Jersey and the Telewest Jersey Liquidators is required before the amendments to the Transfer Agreement proposed by this Amendment Agreement can be made. Notwithstanding the fact that the Vendor Liquidators and the Telewest Jersey Liquidators have not yet been appointed, the proposed Vendor Liquidators and Telewest Jersey Liquidators have consented to the proposed amendments. The consent of Telewest Jersey has also been obtained.

  (E)
  This Amendment Agreement amends and is supplemental to the Transfer Agreement.

THIS DEED PROVIDES

1.     INTERPRETATION

1.1
In this Amendment Agreement capitalised terms not otherwise defined in this Amendment Agreement shall have the meanings given to them in the Transfer Agreement.

1.2
The provisions of Clause 1 (Definitions) of the Transfer Agreement shall also apply in the interpretation of this Amendment Agreement as if expressly set out in this Amendment Agreement with each reference to the "Agreement" being deemed to be a reference to this Amendment Agreement.

2.     AMENDMENTS TO THE TRANSFER AGREEMENT

        With effect from the date of this Amendment Agreement, the Transfer Agreement shall be amended as follows:

2.1
In respect of clause 8.3, the clause shall be deleted in its entirety and replaced with the following clause:

"8.3 Telewest UK hereby irrevocably directs the Vendor, and the Vendor hereby acknowledges such direction, to apply the Expenses Fund held by it pursuant to clause 8.2 above as follows:

  (a)
  to pay on demand such sums as the Vendor Liquidators may from time to time require in respect or on account of their remuneration, expenses and disbursements (together, in each case, with any VAT thereon) properly incurred in contemplation of, or in relation to, the winding up of the Vendor, subject only to the presentation to Telewest UK of the Vendor Liquidators' invoices (provided that such invoices are rendered in accordance with any resolution passed by the shareholders of the Vendor in respect of the Vendor Liquidators' remuneration in accordance with Rule 4.148A of the Insolvency Rules 1986);

  (b)
  to pay on demand such sums as the Telewest Jersey Liquidators may from time to time require in respect or on account of their remuneration, expenses and disbursements (together, in each case, with any VAT or other applicable sales tax thereon) properly incurred in contemplation of, or in relation to, the winding up of Telewest Jersey, subject only to the presentation to Telewest UK of the Telewest Jersey Liquidators' invoices (provided that such invoices are rendered in accordance with any resolution passed by the shareholders of Telewest Jersey in respect of the Telewest Jersey Liquidators' remuneration in accordance with Article 153 of the Jersey Act);

  (c)
  to pay on demand such sums as the Creditor Beneficiaries may from time to time require in respect of any costs and expenses owed to such persons by the Vendor or Telewest Jersey (or TCN or Telewest Limited to the extent that any relevant contract with any of the professional advisers or other persons listed in Schedule 6 is either with or has been novated to either of them) subject only to the presentation to Telewest UK and the Vendor or Telewest Jersey (as the case may be) of invoices (provided that such invoices are accompanied by evidence reasonably satisfactory to Telewest UK and the Vendor or Telewest Jersey (as the case may be) that any such costs and expenses are reasonable and have been properly incurred by the relevant Creditor Beneficiary submitting the invoice and that the Vendor, Telewest Jersey, TCN or Telewest Limited is liable to pay such costs and expenses);

  (d)
  to pay on demand any such other sum as any other creditor (including, for the avoidance of doubt, in respect of any taxation claims) of the Vendor or, as applicable, Telewest Jersey (excluding, for the avoidance of doubt, any Scheme Claim) may from time to time claim from the Vendor or, as applicable, Telewest Jersey, but only to the extent such claims have either been agreed or settled by the Vendor and/or the Vendor Liquidators or, as applicable, Telewest Jersey and/or the Telewest Jersey Liquidators or have been finally determined by a court of competent jurisdiction;

  (e)
  to pay the sum of £10,000,000 to Telewest UK on 19 May 2005; and

  (f)
  to pay any amounts remaining in the Designated Account in respect of the Expenses Fund (together with any interest accrued thereon) to Telewest UK or to such persons as Telewest UK may direct on either: (i) if liquidators have been appointed within 12 months of the Effective Date, the Business Day immediately preceding the date on which the Liquidators intend to file their final return; or (ii) if liquidators have not been appointed within 12 months of the Effective Date, the date that is 12 months after the Effective Date.

2.2
In respect of clause 8.4 of the Transfer Agreement, the clause shall be amended by substituting the words "clause 8.3(a) to (d) above" with the words "clause 8.3(a) to (e) above."

2.3
In respect of clause 8.6 of the Transfer Agreement, the clause shall be deleted in its entirety and replaced with the following clause:

"8.6 For the avoidance of doubt, Telewest UK may be paid, and the Vendor undertakes to pay, the sum due in accordance with clause 8.3(e) above before payment has been made in respect of all sums directed to be paid under clause 8.3(a) to (d) above. Telewest UK will be paid, and the Vendor undertakes to pay, a distribution of any amounts remaining in the Designated Account in accordance with clause 8.3(f) above only after payment has been made in respect of all sums directed to be paid under clause 8.3(a) to (e) above.

2.4
In respect of clause 8.7 of the Transfer Agreement, the clause shall be amended by substituting the words "clause 8.3(e)" with the words "clause 8.3(f)".

3.     CONFIRMATION

3.1
The parties confirm that the Transfer Agreement remains in full force and effect as amended by this Amendment Agreement.

3.2
This Amendment Agreement shall have no effect on the deed of indemnity entered into by Telewest UK, James Robert Drummond Smith and Nicholas James Dargan dated 4 June 2004 or the deed of indemnity entered into by Telewest UK, Christopher David Leck and James Robert Drummond Smith dated 18 June 2004, which shall both remain in full force and effect.

4.     MISCELLANEOUS

4.1
The text of each of clause 18 (Notices), Clause 19 (Waivers), Clause 22 (Severability), Clause 23 (Assignment), Clause 24 (Rights under Contracts (Rights of Third Parties) Act 1999 and Clause 26 (Jurisdiction) shall be deemed to be incorporated in this Amendment Agreement (with such conforming changes as the context may require) as if set out in full herein.

5.     COUNTERPARTS

        This Amendment Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

6.     GOVERNING LAW

        This Amendment Agreement shall be governed by, and shall be construed in accordance with English law.

        IN WITNESS WHEREOF this Agreement has been executed and delivered as a deed by the parties hereto the day and year first before written.

EXECUTED as a DEED by	)
TELEWEST COMMUNICATIONS PLC	)
acting by two directors	)
a director and the secretary	)
SIGNED as a DEED	)
on behalf of TELEWEST GLOBAL, INC.,	)
a company organised under the laws of Delaware	)
by a duly authorised signatory who,	)
in accordance with the laws of that territory,	)
is acting under the authority of	)
TELEWEST GLOBAL, INC.	)
EXECUTED as a DEED by	)
TELEWEST UK LIMITED	)
acting by two directors/	)
a director and the secretary	)

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  Exhibit 4.2